Exhibit 99.1

Sunworks Announces Preliminary Unaudited Full-Year 2016 Results and Provides 2017 Outlook

ROSEVILLE, CA —(Marketwired - March 13, 2017) - Sunworks, Inc. (SUNW), a leading provider of solar power solutions, today announced preliminary financial results for the fourth quarter and 12 months ended December 31, 2016.

Based on preliminary, unaudited financial information, the Company expects:

Full Year 2016

●	Revenue of approximately $86.5 million, an increase of 61% compared to $53.7 million in 2015

●	Adjusted EBITDA loss of approximately $1.6 million compared to adjusted EBITDA of $2.6 million in 2015

●	Order backlog as of December 31, 2016 of $48.5 million, compared to $47.5 million as of December 31, 2015

Fourth Quarter 2016

●	Revenue of approximately $18.5 million, compared to $17.3 million for the three months ended December 31, 2015

●	Adjusted EBITDA loss of approximately $2.9 million, compared to positive EBITDA of $1.5 million for the three months ended December 31, 2015

2017 Outlook

●	Management expects full year 2017 revenue to increase more than 30% versus 2016 and anticipates Sunworks will be profitable for the full year

●	Current order backlog of approximately $60 million, reflecting an all-time record in secured, future revenue

Jim Nelson, Sunworks’ Chief Executive Officer commented, “2016 was a year of significant growth and strategic expansion for Sunworks, highlighted by year-over-year revenue growth of more than 60%. Strategically, we expanded our addressable market, while making significant investments in equipment, personnel and systems to bolster our sales and operations to enable us to capitalize on additional growth opportunities in 2017 and beyond.”

“During the fourth quarter, sales and profitability were negatively impacted by a few factors including installation timing delays due to unprecedented levels of rain on the West Coast, customer-driven scheduling demands, local permitting challenges that caused certain projects to slip into 2017 and some other non-cash adjustments,” added Mr. Nelson. “Our sales for the full year were below the $95 to $105 million we had expected, which impacted profitability in the quarter.”

Mr. Nelson concluded, “While our financial results may vary from quarter to quarter, our backlog is currently at historically high levels, providing a solid foundation and visibility for our growth throughout 2017. Although we expect the first quarter revenue to continue to be slow due to the unusually rainy season in California, the momentum we built in 2016 coupled with an expanding pipeline, and solidified by our strong backlog gives us great confidence for 2017. In addition, we have taken proactive steps and continue to sharpen our approach to modify our cost structure to lower the fixed cost component. This lower cost structure will be better aligned with our strategy and enhance our ability to grow the business profitably. Equally as important, we believe we can reduce the impact of future volatility on our results when unexpected industry or macro-environment events occur as they undoubtedly will.”

Fourth Quarter 2016 Earnings Release and Conference Call

Sunworks will provide additional information to investors when the company announces its complete and audited results for the fourth quarter and full-year 2016 before the market opens on Wednesday, March 29, 2017.

The Company will host a conference call and live webcast to discuss its results on March 29, 2017 at 10 a.m. Eastern Time. To access the call, please dial 1-(866)-682-6100 (toll-free) or 1-(862)-255-5401 (International). The conference call will also be webcast live on the Investor Relations section of the company’s website at ir.sunworksusa.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company’s website for at least 90 days. A telephonic replay of the conference call will also be available from 12 p.m. ET on March 29, 2017 until 11:59PM ET on May 12, 2017 by dialing 1-877-481-4010 (United States) or 1-919-882-2331 (international) and using the replay ID number 10280.

About Sunworks

Founded in 1983, Sunworks, Inc. has emerged as a premier provider of solar power solutions for both consumers and businesses. We’re committed to quality construction practices that always exceed industry standards and uphold our ideals of ethics and safety.

Today, Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance oriented solutions for the agriculture, commercial, federal, public works, residential, and utility industries. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by in order to support our customers above and beyond their expectations.

Sunworks fields a diverse, seasoned workforce that includes distinguished veterans who are devoted to providing the very best customer experience. All of our employees, from technicians to executives, uphold our company’s guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.